Exhibit 10.4

2012 Annual and Long-Term Incentive Plan

Our Current Report on Form 8-K filed February 3, 2012 described the structure of the Company’s 2012 annual and long-term incentive plan. The Compensation Committee of our Board of Directors has adopted the structure of such annual and long-term incentive plan for 2012 as described in that Form 8-K. Under the annual and long-term incentive plan, the performance targets are based on our performance for fiscal year 2012.